Exhibit 99.1

Brian Smith

ESI

503-672-5760

smithb@esi.com

ESI Announces First Quarter Fiscal 2013 Results

Revenues Increased 30% Sequentially

PORTLAND, Ore. – July 25, 2012 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2013 first quarter ended June 30, 2012. Financial measures are provided on both a GAAP and non-GAAP basis.

Revenue in the first quarter was $59.0 million, compared to $45.5 million in the fourth quarter of 2012 and $77.0 million in the first quarter of last fiscal year. On a GAAP basis, net loss was $0.9 million or $0.03 per share, compared to a loss of $7.7 million or $0.26 per share in the prior quarter. On a non-GAAP basis, first quarter net income was $1.9 million or $0.06 per diluted share, compared to a loss of $1.9 million or $0.06 per share in the fourth quarter of fiscal 2012 and income of $7.9 million or $0.27 per diluted share in the first quarter of fiscal 2012.

“Our first quarter results were solid despite continued challenges in some of our markets, as revenues grew 30% sequentially, operating margins improved, and strong orders drove backlog to its highest level in more than six years,” stated Nick Konidaris, president and CEO of ESI. “Also, during the quarter we strengthened both our product portfolio and our laser supply chain with the acquisition of Eolite Systems.”

Orders for the first quarter increased to $74.1 million, compared to $70.3 million in the prior quarter. Konidaris continued, “Strong demand for our advanced microfabrication products led to sequential orders growth. Also, orders for our component test products more than doubled, driven by demand for our new 3510 MLCC microchip tester.”

GAAP gross margin was 40.1%, up from 37.0% last quarter. Non-GAAP gross margin was 41.0% compared to 42.6% in the prior quarter. Operating expenses decreased sequentially by $2.1 million primarily due to lower restructuring and other non-recurring charges. Non-GAAP operating expenses were flat sequentially. Non-GAAP operating income was $2.7 million compared to a loss of $2.1 million in the fourth quarter.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2013 Results

Balance Sheet and Cash Flow

At quarter end, cash and investments including restricted cash totaled $220 million. The company generated $11.4 million in operating cash during the quarter. Inventories increased by $2.4 million and receivables decreased by $4.6 million, yielding a DSO of 43 days. Cash outflows included $2.3 million paid as dividends, and $9.2 million for the acquisition of Eolite Systems.

Second Quarter 2013 Outlook

Based on recent order levels, ESI expects revenues for the second quarter of fiscal 2013 to be between $75 and $80 million. Non-GAAP earnings per share are expected to be $0.15 to $0.20.

Konidaris concluded, “Activity related to consumer electronics remains brisk. Although this business is lumpy given the timing of design wins, we are excited about the number of growth opportunities we see in this market. At the same time, the DRAM, LED, and MLCC markets continue in overcapacity and slow growth in the macroeconomic environment adds uncertainty around the timing of improvement in these markets. As a result, we expect business in the near term to continue to be driven by design wins, technology buys and timing of recovery in the market. With a rich product portfolio and continued progress on new product qualifications, we believe we are in good position to take advantage of the growth opportunities available to us.”

The company will hold a conference call today at 5:00 p.m. ET. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.

The conference call can be accessed by calling 888-481-7939 (domestic) or 617-847-8707 (international). The conference ID number is 61023572. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through August 4, 2012, at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 78901976. The webcast will be available on ESI’s website for one year.

Discussion of Non-GAAP Financial Measures

In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of purchase accounting, equity compensation, restructuring charges and other items. We believe that this presentation of non-GAAP financial measures allows investors to better assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2013 Results

About ESI

ESI is a leading supplier of innovative, laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring and testing of micron to submicron features in electronic devices, semiconductors, LEDs and other high-value components. We partner with our customers to make breakthrough technologies possible in the microelectronics, semiconductor and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements

This press release includes forward-looking statements about the markets we serve, revenue, and earnings per share. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry—which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to create and sustain intellectual property protection around its products; the risk the we may incur unanticipated costs or expenses in connection with our acquisition of Eolite Systems; the risk that competing or alternative technologies could reduce demand for our products; foreign currency fluctuations; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2013 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2013 Results

(In thousands, except per share data)

(Unaudited)

	Fiscal quarter ended
	Jun 30, 2012	Mar 31, 2012	Jul 2, 2011
Operating Results:
Net sales	$58,969	$45,492	$77,046
Cost of sales	35,316	28,663	43,286

Gross profit	23,653	16,829	33,760
Operating expenses:
Selling, service and administration	15,663	13,231	16,496
Research, development and engineering	9,534	10,184	11,234
Restructuring costs	—	2,924	—
Loss on disposal of assets	—	966	—
Legal settlement costs	—	—	550

Net operating expenses	25,197	27,305	28,280

Operating (loss) income	(1,544)	(10,476)	5,480
Non-operating (expense) income:
Gain on sale of previously impaired auction rate securities	—	—	2,729
Interest and other (expense) income, net	(150)	59	(137)

Total non-operating (expense) income	(150)	59	2,592

(Loss) income before income taxes	(1,694)	(10,417)	8,072
(Benefit from) provision for income taxes	(750)	(2,752)	2,159

Net (loss) income	$(944)	$(7,665)	$5,913

Net (loss) income per share—basic	$(0.03)	$(0.26)	$0.21

Net (loss) income per share—diluted	$(0.03)	$(0.26)	$0.20

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2013 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2013 Results

(Amounts in thousands)

(Unaudited)

	Jun 30, 2012	Mar 31, 2012
Financial Position As Of:
Assets
Current assets:
Cash and cash equivalents	$84,316	$69,780
Restricted cash	22,269	22,269
Short-term investments	100,601	106,674
Trade receivables, net	28,110	32,744
Inventories	70,492	68,055
Shipped systems pending acceptance	357	1,360
Deferred income taxes, net	9,950	10,021
Other current assets	4,480	4,060

Total current assets	320,575	314,963
Non-current investments	12,994	23,046
Property, plant and equipment, net	31,030	32,103
Non-current deferred income taxes, net	38,141	36,489
Goodwill	8,150	4,014
Acquired intangible assets, net	13,526	8,332
Other assets	14,993	14,263

Total assets	$439,409	$433,210

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,466	$13,045
Accrued liabilities	22,838	21,635
Deferred revenue	10,676	10,751

Total current liabilities	51,980	45,431
Non-current income taxes payable	9,414	9,109
Shareholders’ equity:
Preferred and common stock	170,557	168,143
Retained earnings	206,746	210,021
Accumulated other comprehensive income	712	506

Total shareholders’ equity	378,015	378,670

Total liabilities and shareholders’ equity	$439,409	$433,210

End of period shares outstanding	29,263	28,970

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2013 Results

Electro Scientific Industries, Inc.

Analysis of First Quarter Fiscal 2013 Results

(Dollars and shares in thousands)

(Unaudited)

	Fiscal quarter ended
	Jun 30, 2012	Mar 31, 2012	Jul 2, 2011
Sales detail:
Interconnect & Microfabrication Group	$47,698	$31,720	$48,212
Semiconductor Group	3,566	8,145	18,025
Components Group	7,705	5,627	10,809

Total	$58,969	$45,492	$77,046

Gross margin %	40%	37%	44%
Selling, service and administration expense %	27%	29%	21%
Research, development and engineering expense %	16%	22%	15%
Operating (loss) income %	(3%)	(23%)	7%
Effective tax rate %	44%	26%	27%
Average shares outstanding—basic	29,116	28,931	28,471
Average shares outstanding—diluted	29,116	28,931	29,262
End of period employees	651	627	684

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2013 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2013 Results

(In thousands, except per share data)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures:

	Fiscal quarter ended
	Jun 30, 2012	Mar 31, 2012	Jul 2, 2011
Net sales	$58,969	$45,492	$77,046
Gross profit per GAAP	$23,653	$16,829	$33,760
Add back:
Purchase accounting included in cost of sales	337	289	289
Equity compensation included in cost of sales	216	259	296
Non-recurring charges for inventory write-off	—	1,982	—

Total non-GAAP adjustments to gross profit	553	2,530	585

Non-GAAP gross profit	$24,206	$19,359	$34,345

Non-GAAP gross margin	41.0%	42.6%	44.6%

Operating expenses per GAAP	$25,197	$27,305	$28,280
Less:
Purchase accounting included in operating expenses:
Selling, service and administration	73	64	114
Research, development and engineering	47	47	47

Subtotal—purchase accounting included in operating expenses	120	111	161

Equity compensation included in operating expenses:
Selling, service and administration	2,261	1,150	3,938
Research, development and engineering	500	496	546

Subtotal—equity compensation included in operating expenses	2,761	1,646	4,484

Acquisition and integration costs included in operating expenses:
Selling, service and administration	789	—	—

Subtotal—acquisition and integration costs included in operating expenses	789	—	—

Other non-recurring items included in operating expenses:
Restructuring costs	—	2,924	—
Non-recurring charges for loss on disposal of assets	—	966	—
Non-recurring charges for engineering material write-off	—	199	—
Legal settlement costs	—	—	550

Subtotal—other non-recurring items included in operating expenses	—	4,089	550

Total non-GAAP adjustments to operating expenses	3,670	5,846	5,195

Non-GAAP operating expenses	$21,527	$21,459	$23,085
% of Net sales	37%	47%	30%
Operating (loss) income per GAAP	$(1,544)	$(10,476)	$5,480
Non-GAAP adjustments to gross profit	553	2,530	585
Non-GAAP adjustments to operating expenses	3,670	5,846	5,195

Non-GAAP operating income (loss)	$2,679	$(2,100)	$11,260

% of Net sales	5%	(5%)	15%
Non-operating (expense) income, net per GAAP	$(150)	$59	$2,592
Non-GAAP adjustment for gain on sale of previously impaired auction rate securities	—	—	(2,729)
Non-GAAP adjustment for other litigation related costs	—	—	59

Non-GAAP non-operating (expense) income	$(150)	$59	$(78)

Net (loss) income per GAAP	$(944)	$(7,665)	$5,913
Non-GAAP adjustments to gross profit	553	2,530	585
Non-GAAP adjustments to operating expenses	3,670	5,846	5,195
Non-GAAP adjustments to non-operating expense	—	—	(2,670)
Income tax effect of non-GAAP adjustments	(1,411)	(2,565)	(1,164)

Non-GAAP net income (loss)	$1,868	$(1,854)	$7,859

% of Net sales	3%	(4%)	10%
Basic Non-GAAP net income (loss) per share	$0.06	$(0.06)	$0.28

Diluted Non-GAAP net income (loss) per share	$0.06	$(0.06)	$0.27

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2013 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2013 Results

(Amounts in thousands)

(Unaudited)

Condensed Consolidated Statements of Cash Flows:

	Fiscal quarter ended
	Jun 30, 2012	Mar 31, 2012	Jul 2, 2011
Net (loss) income	$(944)	$(7,665)	$5,913
Non-cash adjustments and changes in operating activities	12,296	5,034	(16,781)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	11,352	(2,631)	(10,868)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	6,126	6,857	(18,303)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,895)	(1,622)	395
Effect of exchange rate changes on cash	(47)	(381)	695

NET CHANGE IN CASH AND CASH EQUIVALENTS	14,536	2,223	(28,081)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	69,780	67,557	116,412

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$84,316	$69,780	$88,331

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141